Exhibit 99.1

August 15, 2011
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S REPORTS SECOND QUARTER SALES AND EARNINGS RESULTS
-- Announces Closing of Seven Underperforming Stores --

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $830 million for the quarter ended July 29, 2011, essentially flat from the same period a year ago.  Diluted earnings per share increased 10.3 percent to $0.64 from $0.58 in the second quarter of 2010.  For the six months ended July 29, 2011, net earnings decreased 2.2 percent from the same period a year ago to $1.29 billion while diluted earnings per share increased 6.5 percent to $0.98.

Included in the above reported results, the company recognized a charge related to an evaluation of the carrying value of long-lived assets, including seven stores that closed on August 14, which reduced pre-tax earnings for the quarter by $83 million and diluted earnings per share by four cents ($0.04).

Sales for the quarter increased 1.3 percent to $14.5 billion, up from $14.4 billion in the second quarter of 2010.  For the six months ended July 29, 2011, sales were $26.7 billion, essentially flat from the same period a year ago.  Comparable store sales for the second quarter decreased 0.3 percent and for the first half of 2011 decreased 1.7 percent.

“Despite some recovery in our seasonal business, our performance for the quarter fell short of our expectations,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “We are working diligently to improve sales and profitability in the near-term in a way that we believe will generate sustained customer preference and shareholder value.  We are also building momentum in 2011 behind our longer-term commitment to deliver even better customer experiences.

"I would like to thank our hard working employees for their ongoing dedication and customer focus. I am also pleased to announce that our Sanford, N.C. store, which was destroyed by a tornado on April 16, will reopen to continue serving the Sanford community on September 8," Niblock added.

During the quarter, Lowe’s opened two stores.  As of July 29, 2011, Lowe’s operated 1,753 stores in the United States, Canada and Mexico representing 197.6 million square feet of retail selling space, a 1.5 percent increase over last year.

A conference call to discuss second quarter 2011 operating results is scheduled for today (Monday, August 15) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2011 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com until November 13, 2011.

Lowe’s Business Outlook

Third Quarter 2011 (comparisons to third quarter 2010)
•	Total sales are expected to increase approximately 2 percent
•	The company expects comparable store sales to be approximately flat
•	The company expects average square footage growth of approximately 1.3 percent
•
Earnings before interest and taxes as a percentage of sales (operating margin) are expected to decrease 10 to 20 basis points, which includes 20 to 30 basis points impact from additional expenses associated with seven stores that closed August 14

•	Depreciation expense is expected to be approximately $370 million
•	Diluted earnings per share of $0.30 to $0.33 are expected, which includes $0.01 to $0.02 per share impact from additional expenses associated with seven stores that closed August 14
•	Lowe’s third quarter ends on October 28, 2011 with operating results to be publicly released on Monday, November 14, 2011

Fiscal Year 2011 – a 53-week Year (comparisons to fiscal year 2010 – a 52-week year)
•	Total sales are expected to increase approximately 2 percent, including the 53rd week
•	The 53rd week is expected to increase total sales by approximately 1.4 percent
•	The company expects comparable store sales to decline approximately 1 percent
•	The company expects to open approximately 25 stores in 2011 reflecting average square footage growth of approximately 1.3 percent
•
Earnings before interest and taxes as a percentage of sales (operating margin) are expected to decrease approximately 30 basis points, which includes approximately 25 basis points impact from impairment and store closing costs

•	Depreciation expense is expected to be approximately $1.5 billion
•	Diluted earnings per share of $1.48 to $1.54 are expected for the fiscal year ending February 3, 2012, which includes approximately $0.06 per share impact from impairment and store closing costs

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, share repurchases and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of falling home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and successfully develop new sites for store development particularly in major metropolitan markets; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (viii) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2010 sales of $48.8 billion, Lowe's Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe's is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended				Six Months Ended
	July 29, 2011		July 30, 2010		July 29, 2011		July 30, 2010
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$14,543	100.00	$14,361	100.00	$26,728	100.00	$26,749	100.00

Cost of sales	9,527	65.51	9,355	65.14	17,393	65.07	17,384	64.99

Gross margin	5,016	34.49	5,006	34.86	9,335	34.93	9,365	35.01

Expenses:

Selling, general and administrative	3,232	22.22	3,189	22.21	6,351	23.76	6,283	23.49

Depreciation	365	2.51	398	2.77	737	2.76	795	2.97

Interest - net	90	0.62	84	0.59	178	0.67	166	0.62

Total expenses	3,687	25.35	3,671	25.57	7,266	27.19	7,244	27.08

Pre-tax earnings	1,329	9.14	1,335	9.29	2,069	7.74	2,121	7.93

Income tax provision	499	3.43	503	3.50	777	2.91	800	2.99

Net earnings	$830	5.71	$832	5.79	$1,292	4.83	$1,321	4.94

Weighted average common shares outstanding - basic	1,275		1,417		1,300		1,427

Basic earnings per common share (1)	$0.65		$0.58		$0.99		$0.92

Weighted average common shares outstanding - diluted	1,278		1,419		1,303		1,430

Diluted earnings per common share (1)	$0.64		$0.58		$0.98		$0.92

Cash dividends per share	$0.14		$0.11		$0.25		$0.20

Retained Earnings
Balance at beginning of period	$16,715		$18,246		$17,371		$18,307
Net earnings	830		832		1,292		1,321
Cash dividends	(176)		(157)		(322)		(287)
Share repurchases	(1,309)		(467)		(2,281)		(887)
Balance at end of period	$16,060		$18,454		$16,060		$18,454

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $823 million for the three months ended July 29, 2011 and $825 million for the three months ended July 30, 2010. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,281 million for the six months ended July 29, 2011 and $1,310 million for the six months ended July 30, 2010.

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		July 29, 2011	July 30, 2010	January 28, 2011
Assets

Current assets:
Cash and cash equivalents		$568	$1,191	$652
Short-term investments		340	816	471
Merchandise inventory - net		8,825	8,653	8,321
Deferred income taxes - net		222	205	193
Other current assets		213	256	330

Total current assets		10,168	11,121	9,967

Property, less accumulated depreciation		22,195	22,274	22,089
Long-term investments		857	730	1,008
Other assets		825	508	635

Total assets		$34,045	$34,633	$33,699

Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt		$39	$37	$36
Accounts payable		5,378	4,888	4,351
Accrued compensation and employee benefits		495	537	667
Deferred revenue		831	770	707
Other current liabilities		1,934	1,761	1,358

Total current liabilities		8,677	7,993	7,119

Long-term debt, excluding current maturities		6,581	5,533	6,537
Deferred income taxes - net		479	459	467
Deferred revenue - extended protection plans		673	605	631
Other liabilities		856	830	833

Total liabilities		17,266	15,420	15,587

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
July 29, 2011	1,260
July 30, 2010	1,423
January 28, 2011	1,354	630	711	677
Capital in excess of par value		7	9	11
Retained earnings		16,060	18,454	17,371
Accumulated other comprehensive income		82	39	53

Total shareholders' equity		16,779	19,213	18,112

Total liabilities and shareholders' equity		$34,045	$34,633	$33,699

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	July 29, 2011	July 30, 2010
Cash flows from operating activities:
Net earnings	$1,292	$1,321
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	786	848
Deferred income taxes	(50)	(143)
Loss on property and other assets - net	100	16
Share-based payment expense	59	55
Net changes in operating assets and liabilities:
Merchandise inventory - net	(495)	(400)
Other operating assets	125	(41)
Accounts payable	1,026	600
Other operating liabilities	450	526
Net cash provided by operating activities	3,293	2,782

Cash flows from investing activities:
Purchases of investments	(948)	(1,458)
Proceeds from sale/maturity of investments	1,232	609
Increase in other long-term assets	(218)	(16)
Property acquired	(780)	(612)
Proceeds from sale of property and other long-term assets	20	9
Net cash used in investing activities	(694)	(1,468)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	-	991
Repayment of long-term debt	(18)	(534)
Proceeds from issuance of common stock under share-based payment plans	55	62
Cash dividend payments	(294)	(261)
Repurchase of common stock	(2,433)	(1,015)
Excess tax benefits of share-based payments	3	1
Net cash used in financing activities	(2,687)	(756)

Effect of exchange rate changes on cash	4	1

Net (decrease)/increase in cash and cash equivalents	(84)	559
Cash and cash equivalents, beginning of period	652	632
Cash and cash equivalents, end of period	$568	$1,191